Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reduces Quarterly Cash Dividend to Further Strengthen Capital Position

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 16, 2009 – Regions Financial Corp. (NYSE: RF) announced that its Board of Directors voted today to reduce Regions’ quarterly cash dividend from $0.10 to $0.01 per common share to further strengthen its capital position. The move will allow the company to preserve approximately $250 million in capital on an annualized basis.

“This was a difficult decision for the Board, and we are committed to increasing the dividend as soon as it is prudent and can be supported by sustained earnings growth,” said Dowd Ritter, Regions’ chairman, president and CEO.

The dividend is payable July 1, 2009, to stockholders of record as of June 17, 2009.

About Regions Financial Corporation

Regions Financial Corporation, with $146 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288